Exhibit 99.1

Vantage Drilling International Reports First Quarter Results for 2020

HOUSTON, May 12, 2020 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $30.6 million or $2.33 per diluted share for the three months ended March 31, 2020, based on the weighted average shares outstanding after the conversion of our convertible notes in December 2019, as compared to a net loss attributable to controlling interest of $47.9 million or $9.58 per diluted share for the three months ended March 31, 2019.

As of March 31, 2020, Vantage had approximately $210.5 million in cash, including $14.1 million of restricted cash, compared to $242.9 million in cash, including $11.0 million of restricted cash at December 31, 2019. Cash flows used in operating activities include $15.0 million paid in accordance with a settlement reached with Vantage Drilling Company, the Company's former parent company. The Company previously accrued $17.3 million as a potential liability and, therefore, recorded a gain of $2.3 million related to the settlement agreement included in “Other Income” in the Consolidated Statement of Operations during the three months ended March 31, 2020.

Ihab Toma, CEO, commented. “Despite the challenges presented by COVID-19 and the resulting global economic crisis, I am very proud to report another quarter of excellent operational results, with seven of our eight assets working during the quarter and producing a revenue efficiency of 99%. During the quarter we successfully took redelivery of the Soehanah jack up rig after completion of its bareboat charter contract, completed project work required to achieve Vantage’s operational standards on the rig, and redeployed the rig under a drilling contract in Indonesia.  Unfortunately, we also recognize that uncertainties surrounding the containment of COVID-19, the resulting economic crisis and the oversupply of oil worldwide will present significant challenges to our industry.  However, with our healthy balance sheet and our proven agility in managing costs, we are well-positioned to navigate through these unprecedented times. Vantage remains focused on delivering stellar safety and operational excellence to our customers.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     C/O Vantage Energy Services, Inc.

     777 Post Oak Blvd., Suite 800

     Houston, Texas 77056

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2020	2019
Revenue
Contract drilling services	$44,319	$29,980
Reimbursables and other	7,137	4,575
Total revenue	51,456	34,555
Operating costs and expenses
Operating costs	48,555	38,542
General and administrative	7,170	8,668
Depreciation	18,016	18,533
Total operating costs and expenses	73,741	65,743
Loss from operations	(22,285)	(31,188)
Other income (expense)
Interest income	701	1,064
Interest expense and other financing charges	(8,420)	(15,815)
Other, net	2,355	182
Total other expense	(5,364)	(14,569)
Loss before income taxes	(27,649)	(45,757)
Income tax provision	2,921	2,147
Net loss	(30,570)	(47,904)
Net income (loss) attributable to noncontrolling interests	2	(14)
Net loss attributable to shareholders	$(30,572)	$(47,890)
Loss per share
Basic and Diluted	$(2.33)	$(9.58)
Weighted average ordinary shares outstanding, basic and diluted	13,115	5,000

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended March 31,
	2020	2019
Operating costs and expenses
Jackups	$21,474	$17,806
Deepwater	20,039	15,815
Operations support	3,437	3,099
Reimbursables	3,605	1,822
	$48,555	$38,542

Utilization
Jackups	88.9%	98.4%
Deepwater	61.8%	32.5%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)

	March 31, 2020	December 31, 2019

ASSETS
Current assets
Cash and cash equivalents	$196,348	$231,947
Restricted cash	4,696	2,511
Trade receivables	66,877	46,504
Inventory	48,873	48,368
Prepaid expenses and other current assets	15,921	16,507
Total current assets	332,715	345,837
Property and equipment
Property and equipment	1,003,119	1,002,968
Accumulated depreciation	(299,833)	(281,842)
Property and equipment, net	703,286	721,126
Operating lease ROU assets	5,620	6,706
Other assets	17,165	17,068
Total assets	$1,058,786	$1,090,737

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$41,033	$49,599
Other current liabilities	33,827	26,936
Total current liabilities	74,860	76,535
Long–term debt, net of discount and financing costs of $6,011 and $6,421, respectively	343,989	343,579
Other long-term liabilities	18,015	17,532
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 13,115,026 shares issued and outstanding, respectively	13	13
Additional paid-in capital	634,171	634,770
Accumulated earnings (deficit)	(13,508)	17,064
Controlling interest shareholders' equity	620,676	651,847
Noncontrolling interests	1,246	1,244
Total equity	621,922	653,091
Total liabilities and shareholders' equity	$1,058,786	$1,090,737

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,570)	$(47,904)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	18,016	18,533
Amortization of debt financing costs	410	400
Amortization of debt discount	—	5,354
Amortization of contract value	—	1,556
PIK interest on the Convertible Notes	—	1,934
Share-based compensation expense	698	1,029
Deferred income tax expense (benefit)	102	(415)
Loss on disposal of assets	—	62
Gain on settlement of restructuring agreement	(2,278)	—
Changes in operating assets and liabilities:
Trade receivables	(20,373)	1,198
Inventory	514	285
Prepaid expenses and other current assets	586	1,086
Other assets	1,877	1,252
Accounts payable	(6,288)	2,995
Other current liabilities and other long-term liabilities	6,032	1,951
Net cash used in operating activities	(31,274)	(10,684)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(1,196)	(2,184)
Net cash used in investing activities	(1,196)	(2,184)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from holders of noncontrolling interests	—	122
Debt issuance costs	—	(437)
Net cash used in financing activities	—	(315)
Net decrease in unrestricted and restricted cash and cash equivalents	(32,470)	(13,183)
Unrestricted and restricted cash and cash equivalents—beginning of period	242,945	239,387
Unrestricted and restricted cash and cash equivalents—end of period	$210,475	$226,204